Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2008 Third Quarter Results

ST. LOUIS--(BUSINESS WIRE)--October 16, 2008--Build-A-Bear Workshop, Inc. (NYSE: BBW):

  European operations delivered sales increase of 38% to $19.0 million and income of $0.5 million in third quarter 2008 compared to a net loss of $0.5 million in third quarter 2007.
  For the first nine months of 2008, European operations delivered sales increase of 43% to $50.6 million and a net loss of $0.6 million compared to a net loss of $4.4 million in the same period of 2007.
  Company renewed bank line of credit with increase in seasonal overline to $50 million.

Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today reported results for the 2008 third quarter.

Fiscal 2008 third quarter (13 weeks ended September 27, 2008) total revenues were $107.2 million compared to $109.8 million in the fiscal 2007 third quarter (13 weeks ended September 29, 2007).

The Company reported a third quarter net loss of $2.0 million, or $0.11 per diluted share. These results include stock-based compensation expense of $0.9 million pretax ($0.5 million after tax or $0.03 per diluted share) and a charge of $2.9 million pretax ($1.7 million after tax or $0.09 per diluted share) related to the previously announced closure of the friends 2B made concept, a line of make-your-own dolls and related products. This charge is primarily related to the non-cash impairment of store assets. Excluding the charge related to the friends 2B made concept closure the Company had a net loss of $0.3 million, or $0.02 per diluted share.

In the fiscal 2007 third quarter the Company reported net income of $3.0 million, or $0.15 per diluted share. These results included stock-based compensation expense of $0.8 million pretax ($0.5 million net of tax or $0.02 per diluted share) and costs associated with a review of strategic alternatives of $0.5 million pretax ($0.3 million net of tax, or $0.01 per diluted share).

“We continue to be pleased with the improving performance in our European operations, which helped partially offset the difficult consumer environment we faced in our North America stores during the quarter,” Build-A-Bear Workshop Chairman and Chief Executive Bear Maxine Clark said. “Importantly, we took several steps to better position our Company in the current retail environment and to increase the long term value of our brand. Our decision to close the friends 2B made concept, while difficult, helps us concentrate our financial and human resources on our Build-A-Bear Workshop® brand and operations, and on investing in our successful virtual world, buildabearville.com™. Additionally, we further strengthened our financial flexibility with the renewal of our bank line of credit – increasing our seasonal overline to $50 million and lowering the interest rate.

“More so than at any other time in memory, I believe we could all ‘use a little Christmas now’ and a hug should be within everyone’s reach. So during this holiday season, we intend to execute a strategy that will highlight an expanded offering of $10 and $12 stuffed animal choices, and to do what we do best – use our huggable products to provide a fun, personalized and highly interactive experience for children, their parents, grandparents and others, that creates an emotional connection between our Guests and our brand. We will also continue to build our brand’s entertainment offerings by introducing our first book tied to a product launch and will leverage our unique position as the only brand with both a real world and virtual world experience with buildabearville.com. With the difficult economic environment top of mind, we have carefully balanced our inventory and marketing programs to strongly support these plans.

“By focusing on our core brand, expanding our products and experiences – both real and virtual – and continuing to build brand equity by helping families make memories, we believe we will be well positioned to grow our business when the environment improves.”

Fiscal 2008 Third Quarter Financial Results

Fiscal 2008 third quarter total revenues include net retail sales of $105.8 million, a decline of $2.6 million or 2% compared to $108.4 million in last year’s third quarter. The net retail sales decline was driven by a decrease in comparable store sales in North America partially offset by new stores opened during the past twelve months and an increase in comparable store sales in the European operations. Total revenues also include revenue from international franchise fees and third-party licensing.

Net retail sales from European operations totaled $19.0 million in the 2008 third quarter, compared to $13.7 million in the 2007 third quarter, an increase of 38%. The net income from European operations totaled $0.5 million in the 2008 third quarter, compared to a net loss of $0.5 million in the 2007 third quarter.

Third quarter 2008 consolidated comparable store sales declined 11.6%. Comparable store sales in Europe increased 8.2%. Comparable store sales in North America declined 14.4% compared to a decline of 10.1% in the 2007 third quarter. During the 2008 first quarter, the Company began reporting comparable store sales for European operations for the first time.

During the 2008 third quarter, the Company opened ten new stores in North America, as planned, compared with opening 12 new stores during the 2007 third quarter. In Europe, the Company opened one new store compared with opening four new stores during the 2007 third quarter. Build-A-Bear Workshop Company-owned stores, at the end of the third quarter, totaled 341 – 288 in North America and 53 in Europe.

During the fiscal 2008 third quarter, the Company repurchased and retired approximately 89,500 shares of common stock for $0.7 million. At the end of the 2008 third quarter the Company’s consolidated cash position was $27.3 million.

Year-to-Date Financial Results

Total revenue for the first nine months of fiscal 2008 (39 weeks ended September 27, 2008) was $325.7 million, a decrease of $1.3 million, compared to $327.0 million in the first nine months of fiscal 2007 (39 weeks ended September 29, 2007). Total revenue for the first nine months of fiscal 2008 includes net retail sales of $321.1 million, compared to $323.3 million in last year’s first nine months.

Net retail sales from European operations totaled $50.6 million in the first nine months of fiscal 2008, compared to $35.5 million in the first nine months of 2007, an increase of $15.1 million or 43%. The net loss from European operations totaled $0.6 million in the first nine months of fiscal 2008, compared to a net loss of $4.4 million in the first nine months of fiscal 2007.

“In Europe, our unique store experience, growing brand awareness, and expanded product offerings support the business growth and improvement we’ve enjoyed this year,” added Maxine Clark.

For the first nine months of fiscal 2008 consolidated comparable store sales declined 13.1%. Comparable store sales in Europe increased 8.3% in the first nine months of fiscal 2008. Comparable store sales in North America declined 15.8% compared to a decline of 8.7% in the 2007 first nine months.

Net loss for the first nine months of fiscal 2008 was $0.4 million, or $0.02 per diluted share. These results include stock-based compensation expense of $2.7 million pretax ($1.9 million after tax or $0.10 per diluted share) and a charge of $2.9 million pretax ($2.1 million after tax or $0.11 per diluted share) for the friends 2B made concept closure. Excluding the charge related to the friends 2B made closure, the Company had net income of $1.7 million, or $0.09 per diluted share.

Net income for the first nine months of fiscal 2007 was $12.6 million, or $0.62 per diluted share and included stock-based compensation expense of $2.3 million pretax ($1.4 million after tax or $0.07 per diluted share) and costs associated with the Company’s review of strategic alternatives of $0.7 million pretax ($0.4 million net of tax or $0.02 per diluted share).

During the first nine months of 2008, the Company opened 16 new stores in North America, as planned, compared with opening 31 new stores during the first nine months of 2007. In Europe, the Company opened four new stores compared with opening eight new stores during the first nine months of 2007. For the full-year 2008 the Company plans to open 25 new Company-owned stores – 20 new stores in North America (versus 39 new stores in 2007) and five new stores in Europe (versus 11 new stores in 2007).

During the first nine months of 2008 the Company repurchased and retired approximately 1,657,000 shares of common stock for $14.1 million.

Other News

On September 16, 2008, the Company announced plans to close its friends 2B made concept, a line of make-your-own dolls and related products. In addition to the charge recognized in the 2008 third quarter, the Company expects to incur pretax charges of approximately $1.9 to $2.3 million during the fourth quarter of fiscal 2008 and through the third quarter of fiscal 2009. The majority of these charges are attributable to potential lease termination costs and other potential costs associated with the closure plan. Charges associated with this concept closing are identified as ‘store closing’ costs on the consolidated statement of operations included in this press release. In addition to closing nine friends 2B made doll locations, the Company will remove friends 2B made products from separate display fixtures in approximately 50 Build-A-Bear Workshop stores and discontinue product sales at www.friends2bmade.com.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EDT today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon EDT today until midnight on October 30, 2008. The telephone replay is available by calling (617) 801-6888. The access code is 60130153.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The Company currently operates more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia and Africa. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, Build-A-Dino® stores and friends 2B made® doll locations. In December 2007, Build-A-Bear Workshop extended its in-store interactive experience online with the launch of its virtual world at www.buildabearville.com. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $474 million in fiscal 2007. For more information, call 888.560.BEAR (2327) or visit the Company’s award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate sufficient comparable store sales; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; high petroleum products prices could continue to increase our inventory transportation costs and adversely affect our profitability; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory, and the inclusion of France as a Company-owned country; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; we may be unable to realize the anticipated benefits from our company-owned distribution center or our third-party distribution center providers may perform poorly; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; our market share could be adversely affected by a significant, or increased, number of competitors; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; and we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the Securities and Exchange Commission, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 29, 2007. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Financial Tables Follow)

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Statements of Operations (dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	September 27,	% of Total	September 29,	% of Total
	2008	Revenues(1)	2007	Revenues(1)
Revenues:
Net retail sales	$105,786	98.6	$108,357	98.7
Franchise fees	982	0.9	934	0.9
Licensing revenue	478	0.5	474	0.4
Total revenues	107,246	100.0	109,765	100.0
Costs and expenses:
Cost of merchandise sold	63,471	60.0	61,387	56.7
Selling, general and administrative	43,491	40.6	42,547	38.8
Store preopening	871	0.8	1,430	1.3
Store closing (2)	2,916	2.7	—	0.0
Interest expense (income), net	(135)	(0.1)	(388)	(0.4)
Total costs and expenses	110,614	103.1	104,976	95.6
Income (loss) before income taxes	(3,368)	(3.1)	4,789	4.4
Income tax (benefit) expense	(1,353)	(1.3)	1,812	1.7
Net income (loss)	$(2,015)	(1.9)	$2,977	2.7

Earnings (loss) per common share:
Basic	$(0.11)		$0.15
Diluted	$(0.11)		$0.15
Shares used in computing common per share amounts:
Basic	18,815,996		20,242,402
Diluted	18,815,996		20,411,095

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

(2) Store closing costs for the thirteen weeks ended September 27, 2008 represent asset impairment and other charges related to the closure of the friends 2B made concept.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Statements of Operations (dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	September 27,	% of Total	September 29,	% of Total
	2008	Revenue (1)	2007	Revenue (1)
Revenues:
Net retail sales	$321,108	98.6	$323,342	98.9
Franchise fees	3,055	0.9	2,306	0.7
Licensing revenue	1,585	0.5	1,314	0.4
Total revenues	325,748	100.0	326,962	100.0
Costs and expenses:
Cost of merchandise sold	191,640	59.7	181,176	56.0
Selling, general and administrative	130,492	40.1	123,374	37.7
Store preopening	2,046	0.6	3,487	1.1
Store closing (2)	2,916	0.9	—	0.0
Interest expense (income), net	(774)	(0.2)	(1,289)	(0.4)
Total costs and expenses	326,320	100.2	306,748	93.8
Income before income taxes	(572)	(0.2)	20,214	6.2
Income tax expense	(159)	(0.1)	7,580	2.3
Net income	$(413)	(0.1)	$12,634	3.9

Earnings per common share:
Basic	$(0.02)		$0.62
Diluted	$(0.02)		$0.62
Shares used in computing common per share amounts:
Basic	19,299,301		20,248,949
Diluted	19,299,301		20,454,767

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

(2) Store closing costs for the thirty-nine weeks ended September 27, 2008 represent asset impairment and other charges related to the closure of the friends 2B made concept.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Balance Sheets (dollars in thousands, except per share data)

	September 27,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$27,323	$66,261
Inventories	47,730	48,638
Receivables	6,685	7,068
Prepaid expenses and other current assets	15,185	14,624
Deferred tax assets	4,185	3,606
Total current assets	101,108	140,197

Property and equipment, net	132,382	139,841
Goodwill	39,496	42,840
Other intangible assets, net	3,880	4,016
Investment in affiliate	7,494	4,307
Other assets, net	8,188	8,330
Total Assets	$292,548	$339,531

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,700	$45,044
Accrued expenses	8,584	11,788
Gift cards and customer deposits	21,697	34,567
Deferred revenue	9,665	8,708
Total current liabilities	69,646	100,107

Deferred franchise revenue	2,026	2,511
Deferred rent	43,755	41,697
Other liabilities	1,020	1,608

Stockholders' equity:
Common stock, par value $0.01 per share	194	207
Additional paid-in capital	76,269	88,388
Accumulated other comprehensive income	1,352	6,314
Retained earnings	98,286	98,699
Total stockholders' equity	176,101	193,608
Total Liabilities and Stockholders' Equity	$292,548	$339,531

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Selected Financial and Store Data (dollars in thousands)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Other financial data:
Gross margin ($) (1)	$42,315	$46,970	$129,468	$142,166
Gross margin (%) (1)	40.0%	43.3%	40.3%	44.0%
Capital expenditures, net (2)	$5,656	$11,427	$20,372	$33,010
Depreciation and amortization	$7,383	$6,588	$21,626	$19,207
Sales over the Internet	$2,024	$1,874	$6,893	$6,292

Store data (3):
Number of company-owned stores at end of period
North America			288	264
Europe			53	45
Total stores			341	309

Number of franchised stores at end of period			60	46

Company-owned store square footage at end of period
North America			844,220	794,415
Europe (4)			75,981	65,541
Total square footage			920,201	859,956

Comparable store sales change (%) (5)
North America	(14.4)%	(10.1)%	(15.8)%	(8.7)%
Europe	8.2%	—	8.3%	—
Consolidated	(11.6)%	(10.1)%	(13.1)%	(8.7)%

(1) Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.

(2) Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.

(3) Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and France.

(4) Square footage for stores located in Europe is estimated selling square footage.

(5) Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation. Fiscal 2008 first quarter was the first quarter that our European operations met the criteria for inclusion in our comparable store calculation. As such, there is no comparable data for 2007 for Europe.

CONTACT:
Build-A-Bear Workshop, Inc.
Investors:
Molly Salky, 314.423.8000 x5353
or
Media:
Jill Saunders, 314.423.8000 x5293